Exhibit 21 - Subsidiaries of Mackinac Financial Corporation

First Manistique Agency, Inc. - 100% owned

(incorporated as a Michigan corporation)

First Rural Relending Company - 100% owned

(incorporated as a Michigan corporation)

North Country Capital Trust – 100% owned

(organized as a Delaware business trust)

mBank - 100% owned

(incorporated as a Michigan banking corporation)

Mackinac Financial Corporation directly owns the four subsidiaries listed above.